Exhibit 10.50

Managing Director Agreement

between

COMO Computer & Motion GmbH, Lise-Meitner-Str.15, 24223 Raisdorf/ Germany, represented by its sole shareholder, FOCUS Enhancements Inc., 1370 Dell Ave., Campbell CA 95008 USA, who is represented by Mr Brett Moyer, President and Chief Executive Officer

- hereinafter referred to as „Company” -

and

Mr Norman Schlomka

- hereinafter referred to as „Managing Director” -

Preamble

The shareholders at the shareholder’s meeting of the Company have resolved:

The individual appointed as Managing Director shall be Mr Norman Schlomka, born on [omitted], 1964 in [omitted], residing in [omitted].

He is entitled to exercise sole decision-making authority, subject to the terms of this Agreement, whether or not other managing directors are appointed. He shall be entitled to use the title: “Managing Director and Senior Vice President of COMO Computer and Motions GmbH; a Focus Enhancements Company”.

The parties to this employment contract resolve the following which shall replace the existing version of the Managing Director Agreement between the parties dated February 27, 2004 (including all Addendums to this Agreement) and become effective between the parties as of January 1, 2006:

§ 1

Duties and Responsibilities

1.                             The Managing Director is justified and required to exercise sole authority to represent the Company and to direct the affairs of the Company, as stipulated in this Agreement, the Articles of Association and Bylaws of the Company and under German law. He is also required to follow the directions and decisions arrived at by the shareholders’ meeting.

2.                             Within the scope of management duties, the Managing Director is responsible for carrying out the economic, financial, and organizational interests of the Company to the best of his ability.

3.                             It is incumbent upon the Managing Director to exercise due care of a reasonable and responsible businessperson.

4.                             The Managing Director shall be present at shareholder’s meetings if requested, he shall present a business report at such shareholder’s meeting, and, if requested, shall provide interim reports orally and/or in writing.

§ 2

Duty of Loyalty, Trade Secrets

1.                             The Managing Director has the duty of the strictest confidentiality vis-à-vis third parties with regard to all matters entrusted to him and any business, Company, or technical information and undertakings of an internal or confidential nature that affect the Company that he has knowledge of. This duty exists beyond termination of the employment relationship, including resignation or retirement

2.                             Business and Company related materials and information of all kinds (i.e., oral information, documents, contracts, notes, correspondence, reports, recipes, proceedings, calculations, among other materials, whether or not in their original, carbon, duplicate, or in draft form) including personal business notes may be used only in business matters for business purposes. In particular, it is prohibited, outside of the Company, to manufacture, to use, or to transfer to third parties calculations of costs, statistics, drafts, among other items, in the form of duplicates, copies, or excerpts.

3.                            Documents and other information referred to in Par. 2, which the Managing Director possesses within the scope of his working relationship with the Company, shall be stored with care, and shall be available at the request of the shareholders at any time, but shall in any case be returned to the Company no later than the termination of the employment relationship. The same principle applies for other objects in the possession or ownership of the Company.

4.                             The Managing Director does not have the authority to validate any rights of retention concerning the aforementioned materials and information.

§ 3

Legal Transactions Requiring Official Approval

1.                             The Managing Director must obtain approval from the shareholders at the shareholder’s meeting for the following activities:

a)                            Purchase, sale and/or mortgaging of any real property or buildings

b)                           Opening or closing of any branch offices

c)                            Participation in other enterprises, sale or lease of the Company or essential parts of the Company to third parties

d)                           Entering into a loan agreement or extension of credit

e)                            Entering into any rental or lease agreement for a term of more than one year or with a price term of more than EUR 15,000.00 per year.

f)                              Appointment of holders of general powers of attorney or authorized agents

g)                           Entering into employment contracts with employees that provide for monthly wages exceeding EUR 6,000.00 or that guarantee a percentage of company profits

h)                           For all activities that exceed the boundaries of the normal course of business of the company, pursuant to the parameters laid out by § 116 HGB

i)                               Entering into any agreement purchase services or purchase inventory that exceeds EUR 25,000.00.

2.                             The shareholders may at any time eliminate or reduce the above-mentioned restrictions or restrict the Managing Director further.

§ 4

Performance, Secondary Occupations

1.                             Managing Director shall devote the full extent of his capacity for work, his knowledge, and his experiences to the Company.

2.                             The Managing Director is not bound by certain working hours; however, he should devote a minimum number of 8 working hours per day to the business of the Company. The Managing Director is obligated, at any time, and whenever and to what extent the best interests of the Company require it, to be available to fulfil his role as Managing Director.

3.                             The assumption of secondary roles in the employment field, whether compensated or uncompensated, of honorary posts, supervisory board membership, or other authorized seats requires the pre-approval of the shareholders at the shareholders’ meeting.

The same principle applies to publications and lectures which are related to the field of activity of the shareholders.

4.                             The Managing Director, throughout the term of his employment contract, may not participate in any other venture that competes with the Company or engage in any business relationship with such competitor, whether self-employed or in the employment of another, whether directly or indirectly, nor on a foreign account, whether occasionally or professionally. The above principles apply also to participation or under-participation in an enterprise, a silent partnership, a consulting relationship, a favour or accommodation, a supervisory board (committee) involvement, or honorary post that competes with the Company. The non-compete provision shall not apply in the event of the Managing Director’s participation in securities ventures which are publicly traded and are obtained for the purpose of capital investment.

§ 5

Post-employment Non-Competition Agreement

1.                             The Managing Director is obligated, for a period of one year after the termination of the employment relationship to refrain from participating in any enterprise which is a competitor of the Company or any enterprise that is connected to such competitor, whether self-employed or in the employment of another, whether directly or indirectly, nor on a foreign account, whether occasionally or professionally. The above principles apply also to participation or under-participation in an enterprise, a silent partnership, a consulting relationship, a favour or accommodation, a supervisory board (committee) involvement, or honorary post that competes with the Company.

2.                             This non-compete provision shall not apply if this Agreement terminates upon extraordinary termination by the Managing Director caused by the Company or Focus Enhancements Inc. The non-compete provision shall also not apply in the event of the Managing Director’s participation in securities ventures which are publicly traded and are obtained for the purpose of capital investment.

3.                             During the non-competition period stipulated in Par. 1 the Company shall pay compensation to the Managing Director in an amount equal to 50% of his average annual income over the previous year. This compensation shall be paid during the one year term of the non-compete agreement in monthly instalments. The amount of compensation shall be reduced by an amount equal gained by the Managing Director from the provision of his services to third parties during such non-compete period to the extent stipulated in Sec. 74c HGB. The card indicating the income tax/ social security contributions made by the Company must be presented by the Managing Director. If it is not presented, the aforementioned compensation of the Managing Director can not be claimed from the Company.

4.                             The Company is entitled to waive its non-compete rights stipulated in this § 5 in accordance with Sec. 75a HGB.

5.                             For each violation of the non-compete agreement, the Managing Director must pay a penalty for breach of contract in an amount equal to two times his earnings over the previous month. If no longer employed by the Company, the last monthly payment he received will serve the same purpose. In the event of a continuous breach of the non-compete agreement, each prohibited activity during a month will count as a separate breach of contract within the meaning of Par. 1.

§ 6

Earnings

1.                             The Managing Director shall receive as compensation for services rendered an annual gross salary of EUR 85,000.00 the net amount of which shall be paid in 12 equal monthly instalments. The annual salary includes Christmas and vacation bonuses.

2.                             Managing Director shall be eligible to earn bonus compensation in each fiscal year ending each December 31 during the Term as defined in § 10. This bonus is subject to the achievement of the goals determined by the shareholders’ meeting in its reasonable discretion which will take place in each January of a respective calendar year during the Term of this Agreement. Managing Director’s maximum target bonus compensation shall be 30% of Managing Director’s annual base salary in proportion of Managing Director’s period of employment during the applicable year (measured on a 365 day/year basis). This bonus shall be revised by the Company for each such fiscal year during the Term of this Agreement. The parties expressly contemplate that the bonus will change from year to year.

If Managing Director is not employed on the date the commission or bonus payment is due because of (i) Managing Director’s voluntary termination, or (ii) Managing Director’s involuntary termination by the Company for cause, then no commission or bonus payment shall be due. In addition, for purposes of this provision, termination of employment due to Managing Director’s death shall be deemed an involuntary termination without cause.

3.                             All payments stipulated in this § 6 will be paid only in proportion to Managing Director’s period of employment during the applicable year in relation to a 365 day year.

4.                             The Managing Director is not entitled to receive compensation for hours worked, on Sundays, holidays, or any other time beyond normal working hours (overtime).

§ 7

Vacation

1.                             The Managing Director is entitled to an annual vacation of 30 working days, where Saturdays are not considered working days. The Managing shall take vacation with consideration of the Company’s business interests.

2.                             Vacation not taken in any calendar year may only be carried forward to the next calendar year with the approval of the shareholders’ meeting, or if the vacation could not be taken in the preceding year due to the business of the Company requiring the presence of the Managing Director. Vacation carried forward must be taken by March 31 of the following calendar year. If vacation carried forward is not taken by March 31 of the aforementioned following calendar year, up to a maximum of 2 weeks (=10 working days) of such unused vacation will be paid out by the Company to the Managing Director based on his daily equivalent salary stipulated in § 6 Par.1.

§ 8

Other Benefits

1.                             The Company shall provide the Managing Director with a company car, chosen by the shareholders’ meeting, the make and model of which shall be, respectively, medium-sized, which also is intended for personal use. Any taxes, i.e. personal income taxes related to the convenience of operating the company car for personal use are the responsibility of the Managing Director.

2.                             Should the Managing Director be recalled from his position and/or is released from his duties as Managing Director or his employment relationship is terminated by expiration of the employment term, the Company is entitled to demand the return of the company car, without the obligation of compensating the Managing Director for any monetary expenses he incurred as a result of retaining the benefit of using the company car for personal purposes. The Managing Director does not have any legal right of retention in relation to the Company.

§ 9

Expenses

1.                             The Company shall reimburse the Managing Director for travel expenses at the maximum rate permitted by taxes.

2.                             The Managing Director must be able to verify his expenses, in a manner and to the extent that expenses are usually verified.

§ 10

Term of Agreement

1.                           The term of this Agreement shall be two years after the Commencement Date (“Term”) unless earlier terminated by either party, giving a three-month written notice until the end of each calendar month; notwithstanding each party’s right to terminate this Agreement for cause.

2.                             Notice of termination must be given in writing. A revocation of appointment as Managing Director shall at the same time be deemed as termination of this Contract with notice period, provided that no termination for cause is made.

3.                             If Managing Director’s employment terminates due to Managing Director’s death, the Company will pay the Managing Director’s compensation to his legal heirs for a period of six months. Such compensation shall be calculated and paid in the manner described in § 6 of this Agreement.

4.                             In case of a termination of this Agreement by the Company without cause or in the event the Agreement is not renewed at its Term, the Managing Director will in addition to any other payments stipulated in this Agreement receive a severance payment in a total amount equivalent to 3 months basic salary as stipulated in § 6 Par. 1 of this Agreement which is to be paid by the Company in 3 equal monthly instalments each of them falling due on the last working day of each respective month following the termination.

§ 11

Final Provisions

1.                             This Agreement, and any other agreement specifically referenced herein, constitutes the entire agreement between the parties with respect to its subject matter, and supersedes, merges and voids all previous agreements, representations and warranties, written or oral, between the parties with respect to such subject matter. It replaces the Managing Director Agreement entered into on February 27, 2004 between the parties.

2.                             This Agreement may only be modified in writing. Any changes to this Agreement require the written and express consent of the shareholders at a shareholder’s meeting.

3.                             If one of the provisions of this Agreement is held to be invalid, the remaining provisions shall remain valid, and the invalid provision shall be replaced by such valid one which has the closest admissible economic effect. The same shall apply in the event that the Contract is found to be incomplete.

4.                             In the event of disputes in connection with this Agreement the place of jurisdiction shall be the corporate seat of the Company.

5.                             This Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Germany.

Campbell, CA, December 28, 2005	Raisdorf, 28.12.2005
(Place and Date)	(Place and Date)

/s/ Brett Moyer	/s/ Norman Schlomka

Company,

Managing Director

- represented by
Shareholders -